Exhibit 99.2



                               PRESS RELEASE



                                             Contact:    Frank Besignano
                                                         Senior Vice President

May 16, 2003                                 Contact #:  (718) 697-2811


ANNOUNCEMENT:   STATEN ISLAND BANCORP, INC. ANNOUNCES
                RESULTS OF ANNUAL MEETING OF STOCKHOLDERS


STATEN ISLAND, NEW YORK - (NYSE: SIB), Staten Island Bancorp, Inc. (the "Company") held its annual stockholder meeting on Thursday May 15, 2003.

Harry P. Doherty announced that stockholders voted to approve the election of the following four directors who had been nominated by the Company for a three-year term expiring in 2006: Harry P. Doherty, David L. Hinds, Craig G. Matthews and William E. O'Mara. Stockholders also ratified the appointment of PriceWaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2003.

Doherty noted that Messrs. Hinds and Matthews were elected to their first terms as Directors. "We are delighted and fortunate to have David Hinds and Craig Matthews join our Board. They each bring invaluable experience to our Company at a time when we are positioned for continued growth and expansion. In addition, they are both outstanding individuals and, without question, will maintain the integrity and credibility of our Board."

David Hinds retired from Deutsche Bank/Bankers Trust Company, New York in
2000 where he served as Managing Director and Partner for Global Cash Management and Trade Finance. Previously, he led several operating divisions, a start up technology division and a global sales and marketing organization at Deutsche Bank and Bankers Trust.



Craig Matthews retired from KeySpan Corporation, New York in 2002, where he served as Vice Chairman, Chief Operating Officer and Director. Previously, Mr. Matthews served in several executive management positions for KeySpan Energy and Brooklyn Union Corporation including President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer.

In addition, the Company today announced the appointment of Senior Vice President Donald Fleming to the position of Chief Financial Officer. Mr. Fleming joined SI Bank & Trust in 1997 as SVP for Strategic Planning, Technical Services and Investor Relations. Previously, Mr. Fleming, a Certified Public Accountant, was an Executive Vice President and Chief Financial Officer and Director of North Side Savings Bank, a publicly held bank in the New York metropolitan area.

Edward Klingele, the Company's former CFO, will remain in the finance department with responsibilities for budgeting and planning, and asset/liability management reporting.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, three full service branches in Brooklyn, New York and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage in 42 states. On March 31, 2003, Staten Island Bancorp had $6.9 billion in total assets and $625.0 million of total stockholders' equity.